EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 23, 2006

Huron Consulting Group Reports Preliminary Fourth Quarter and 2005 Full Year Financial Results; Provides First Quarter and 2006 Full Year Guidance

CHICAGO - January 23, 2006 - Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced preliminary unaudited financial results for the fourth quarter and year ended December 31, 2005, and its preliminary outlook for 2006.

Fourth Quarter 2005
Huron expects to report revenues before reimbursable expenses in a range of $55 to $56 million for the fourth quarter of 2005 compared to $40.8 million for the fourth quarter of 2004. The Company anticipates fourth quarter 2005 operating income to be in a range of $7.5 to $8.5 million compared to operating income of $4.6 million in the fourth quarter of 2004. GAAP diluted earnings per share is expected to be in a range of $0.26 to $0.27 compared to GAAP diluted earnings per share of $0.15 for the comparable quarter last year. These preliminary results are after deducting secondary offering costs totaling approximately $0.1 million, or $0.005 per share, for the fourth quarter of 2005. These preliminary results are also after deducting stock-based compensation expense of approximately $2 million for the fourth quarter of 2005. The adoption of SFAS No. 123R would not have had a material impact on fourth quarter 2005 results.

The Company’s utilization rate for the fourth quarter was 77.4% compared to 77.8% in the fourth quarter of 2004. Average billing rate per hour for the quarter is expected to be in the range of $246 to $250 compared to $243 for the fourth quarter of 2004.

Full Year 2005
Huron expects to report revenues before reimbursable expenses in a range of $206 to $207 million for the year ended December 31, 2005 compared to revenues of $159.6 million for the year ended December 31, 2004. The Company anticipates full year 2005 operating income to be in a range of $31 to $32 million compared to 2004 operating income of $19.7 million. GAAP diluted earnings per share for 2005 is expected to be in a range of $1.05 to $1.06 versus $0.72 for the prior year. These preliminary results are after deducting secondary offering costs totaling $0.5 million, or $0.03 per share, for the year. These preliminary results are also after deducting stock-based compensation expense of approximately $7 million for the year. The adoption of SFAS No. 123R would not have had a material impact on full year 2005 results.

The Company’s utilization rate for the full year 2005 was 76.5% compared to 72.2% for the prior year. Average billing rate per hour is expected to be in the range of $248 to $249 compared to $239 for the prior year. Huron finished the year with 632 billable consultants versus 483 billable consultants at the end of 2004.

The final financial results for the fourth quarter and year ended 2005 may differ, and may be materially different, from the preliminary financial results the Company is reporting due to completion of annual audit procedures, final adjustments and other developments that may arise between now and the time the financial results are finalized for these periods. Accordingly, undue reliance should not be placed on these preliminary financial results.

Outlook for 2006
Based on currently available information, the Company expects Q1 2006 ranges of $59 to $61 million in revenues before reimbursable expenses, $8 to $10 million in operating income, and $0.29 to $0.32 in diluted earnings per share. The Company anticipates full year 2006 outlook ranges of $247 to $252 million in revenues, $38 to $42 million in operating income, and $1.27 to $1.32 in diluted earnings per share. Stock-based compensation expense of approximately $2 million and $10 million are included in the Q1 2006 and full year 2006 estimates, respectively. The operating income and diluted earnings per share guidance exclude any costs associated with the proposed secondary offering that will be incurred in 2006 and reflect the effects of the adoption of SFAS No. 123R. Weighted average diluted share counts for 2006 are estimated to be 17.1 million and 17.5 million for Q1 and full year 2006, respectively.

Fourth Quarter and Full Year 2005 Webcast
The Company expects to report final financial results on Thursday, February 23, 2006 and to host a webcast to discuss its complete fourth quarter and full year 2005 financial results on February 23, 2006 at 11:00 a.m. Eastern time (10:00 Central time). The webcast may be accessed at www.huronconsultinggroup.com and will be available for replay for 90 days.

About Huron Consulting Group Inc.
Huron Consulting Group Inc. is the parent company of Huron Consulting Services LLC. Huron helps clients effectively address complex challenges that arise from litigation, disputes, investigations, regulation, financial distress, and other sources of significant conflict or change. We also help clients improve the overall efficiency and effectiveness of their operations, reduce costs, manage regulatory compliance, and maximize procurement efficiency. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, which are not historical in nature and concern Huron Consulting Group’s current expectations about the company’s reported results for 2005 and future results in 2006 are "forward-looking" statements as defined in Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future results, performance or achievements, including without limitation, that our business continues to grow at the current expectations with respect to, among other factors, utilization and billing rates and number of consultants; that we are able to expand our service offerings through our existing consultants and new hires; and that existing market conditions do not change from current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Therefore you should not place undue reliance on these forward-looking statements. Please see “Risk Factors” in our Registration Statement on From S-1 and in other documents we file with the Securities and Exchange Commission for a complete description of the material risks we face.

Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
Gary L. Burge, Chief Financial Officer
312-583-8722
garyburge@huronconsultinggroup.com

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